Exhibit 99.1

News Release
Arch Chemicals, Inc. 501 Merritt 7 P.O. Box 5204 Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654 Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS EXPANDS POSITION IN WATER TREATMENT THROUGH ACQUISITION OF ADVANTIS TECHNOLOGIES

NORWALK, CT, September 8, 2008 -- Arch Chemicals, Inc. (NYSE: ARJ) announced today that it has signed a definitive agreement to acquire the water treatment chemicals business of Advantis Technologies, Inc. (“Advantis”).  Advantis, a subsidiary of Rockwood Holdings Inc., is a North American manufacturer and marketer of branded swimming pool, spa and surface water treatment chemicals. The transaction, which is subject to regulatory approvals and other customary closing conditions, is expected to close early in the fourth quarter of 2008.

Headquartered in Alpharetta, GA, Advantis operates with approximately 160 employees under a Pool & Spa division and a Surface Water division. The entity generated 2007 sales of $71 million and EBITDA of $12 million. Advantis’ primary manufacturing center is also located in Alpharetta, GA, and the business has leased warehouses and sales offices in Georgia, California and Wisconsin. The total cash purchase price is $130 million, free of debt, and is subject to a post-closing working capital adjustment. The acquisition will be financed by the Company’s revolving credit facility and is expected to be cash and earnings accretive in the first year. The Company expects to realize pretax synergies of approximately $6 million per year from the integration and leveraging of these businesses with the Arch Water Products business.

“The acquisition of Advantis Technologies builds on our core biocides portfolio. This business will greatly complement Arch’s existing capabilities in water treatment and present us with many exciting synergies,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “The Pool & Spa division expands and improves our participation in the specialty pool and spa dealer channel as well as with pool industry distributors, adding products and technologies that complement Arch’s existing product portfolio. In addition, we are very excited to acquire Advantis’ specialty formulations and technology, permitting us to supply additional product offerings to our mass retail customers,” he added. “The Surface Water division supports our strategy of growing our non-residential water business.”

The Advantis Pool & Spa division primarily manufactures and markets non-chlorine based specialty chemicals (algaecides, clarifiers, fragrances and foam reducers) under a number of premium brands, as well as under private label brands. Its products are sold through pool and spa professionals and specialty retailers, who account for an estimated two-thirds of all pool chemical sales in North America.

The Advantis Surface Water division manufactures a range of branded products and provides services for controlling algae and nuisance aquatic vegetation in lakes, ponds, reservoirs, irrigation and drainage canals. End users served include: golf courses, professional aquatic applicators, aquaculture, potable water, wastewater, vegetation management and agricultural irrigation industries.

Louis S. Massimo, Executive Vice President and Chief Operating Officer, added: “We are extremely pleased that the Advantis business and employees will become part of Arch and look forward to realizing the potential of this winning combination. The business’ managerial philosophy and culture are very similar to those of Arch. These similarities will facilitate the success of our detailed plan to integrate the two organizations and rapidly capitalize on the many growth opportunities we have identified,” Mr. Massimo concluded.

About Arch
Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water, hair and skin care products, treated wood, paints and coatings, building products and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer- support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; and gains or losses on derivative instruments.